CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2005, accompanying the consolidated financial statements of The Bancorp , Inc. and subsidiaries appearing in the 2004 Annual Report of the Company to its shareholders included in the Annual Report on Form 10-K for the year ended December 31, 2004 which are included in the Registration Statement and Prospectus.  We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP
Philadelphia, Pennsylvania
May 13, 2005